Exhibit 23.4
CONSENT OF EPSTEIN, WEBER & CONOVER, PLC,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Form S-11, including the Prospectus, which is part of this Registration Statement of Pacific Office Properties Trust, Inc., of our report dated January 30, 2008, relating to the balance sheet of Arizona Land Income Corporation at December 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2007.
We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Epstein, Weber & Conover, PLC
      Scottsdale, Arizona
      February 5, 2009